AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement is effective as of this 1st day of June, 2015, between BMO Funds, Inc., a Wisconsin corporation (the “Funds”), and BMO Asset Management Corp., a Delaware corporation and the investment adviser to the Funds (the “Adviser”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        No Modification of Agreement. The Administrative Services Agreement dated January 1, 2000, as amended, (the “Agreement”) is hereby incorporated by reference. Nothing in this Amendment shall be deemed to modify, alter, negate, supersede or otherwise change in any manner or form any provision of the Agreement, except as may be specifically set forth herein.

2.        Section 4 of the Agreement, Compensation, is hereby amended to read in its entirety as follows:

4.        Compensation. For the Administrative Services provided, the Funds hereby agree to pay and the Adviser hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee:

(a)

With respect to all Funds (excluding the MONEY MARKET FUNDS (as such term is defined in the Funds’ current prospectus) at the flat rate of 0.15% of each portfolio’s average daily net assets (“ADNA”), payable daily.

(b)

With respect to the MONEY MARKET FUNDS (as such term is defined in the Funds’ current prospectus) at the following annual rates based on the aggregate ADNA of the MONEY MARKET FUNDS combined, payable daily, as specified below:

Fee	ADNA

0.040%	on the first $2 billion

0.030%	on the next $2 billion

0.025%	on the next $2 billion

0.020%	on the next $2 billion

0.010%	on ADNA in excess of $8 billion

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BMO FUNDS, INC.		BMO ASSET MANAGEMENT CORP.

By:	/s/ John M. Blaser	By:	/s/ Barry S. McInerney
Name: John M. Blaser		Name: Barry S. McInerney
Title: President		Title: Chief Executive Officer

BMO ASSET MANAGEMENT CORP.

		By:	/s/Steven J. Arquilla
Name: Steven J. Arquilla
Title: Chief Operating Officer

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